AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT, effective as of March 9, 2024 (this “Amendment”) is made by and among RiverPark Advisors, LLC, a Delaware limited liability company (the "Adviser"), Cohanzick Management, LLC, a Delaware limited liability company (“Cohanzick”), CrossingBridge Advisors, LLC, a Delaware limited liability company ("CrossingBridge"), and the RiverPark Funds Trust, a Delaware statutory trust (the "Trust") on behalf of its series, the RiverPark Short Term High Yield Fund (the "Fund") and amends the Sub-Advisory Agreement dated September 20, 2010 by and among the Adviser, Cohanzick and the Trust on behalf of the Fund (the “Sub-Advisory Agreement”).

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser has been appointed investment adviser to the Fund, pursuant to an Investment Advisory Agreement dated September 28, 2010, as amended (the "Advisory Agreement");

WHEREAS, Cohanzick has served as a sub-adviser to the Fund pursuant to the Sub- Advisory Agreement;

WHEREAS, Cohanzick is transitioning its investment advisory business to its affiliate CrossingBridge (the “Transition”);

WHEREAS, Cohanzick has represented that Cohanzick and CrossingBridge are both ultimately controlled and managed by David Sherman and that no other party controls or is presumed to control either Cohanzick or CrossingBridge and further that the same portfolio management team that currently manages the Fund is expected to remain in place;

WHEREAS, after consultation with outside counsel Cohanzick determined that the Transition does not constitute an “assignment” of the Sub-Advisory Agreement under the 1940 Act;

WHEREAS, CrossingBridge is willing to serve as sub-adviser to the Fund and perform the services set forth in the Sub-Advisory Agreement; and

WHEREAS, CrossingBridge has been furnished with copies of the Advisory Agreement, the Sub-Advisory Agreement and the Fund’s registration statement and financial statements as filed with the Securities and Exchange Commission.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Adviser, CrossingBridge, Cohanzick and the Trust, each fully intending to be legally bound, agree as follows:

1.  The Sub-Advisory Agreement in effect between the Adviser and the Sub-Adviser is herebyassumed in its entirety by CrossingBridge, and all references to the Sub-Adviser in the Sub-Advisory Agreement shall hereafter refer to CrossingBridge.

2.	The following notice information for CrossingBridge shall replace the notice information for the Sub-Adviser under Section 16 of the Sub-Advisory Agreement:

To CrossingBridge at:

CrossingBridge Advisors, LLC

427 Bedford Road

Pleasantville, NY 10570

Attn: David K. Sherman and Jonathan Barkoe

Email: dsherman@crossingbridge.com and jbarkoe@crossingbridge.com

3.	CrossingBridge agrees to perform and be bound by all of the terms of the Sub-Advisory Agreement and the obligations and duties of the Sub-Adviser thereunder.

4.	The Sub-Advisory Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

CROSSINGBRIDGE ADVISORS, LLC

By:	/s/ David Sherman
Name:	David Sherman
Title:

COHANZICK MANAGEMENT, LLC

By:	/s/ David Sherman
Name:	David Sherman
Title:

RIVERPARK ADVISORS, LLC

By:	/s/ Morty Schaja
Name:	Morty Schaja
Title:	CEO

RIVERPARK FUNDS TRUST

By:	/s/ Morty Schaja
Name:	Morty Schaja
Title:	Chairman